Because the electronic format of filing
Form N-SAR does not provide adequate
space for responding to Items 72DD, 73A,
 74U and 74V correctly, the correct answers
are as follows:
Evergreen Special Equity Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	0		0.00		2,580,377	14.44
Class B	0		0.00 		1,568,532	13.66
Class C	0		0.00		795,280	13.65
Class I	0		0.00		4,714,535	15.00
Class IS	0		0.00		181,668	14.52

Evergreen Strategic Growth Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	0.00		0.00		189,506	30.01
Class B	0.00		0.00		84,489  	28.91
Class C	0.00		0.00		83,907		28.91
Class I	3,764,035	0.08		37,855,044	30.25
Class IS	4,458	             0.01		488,917	29.84
Class R	0.00		0.00		197		30.01